Exhibit 99.1

ICN Pharmaceuticals, Inc.	International Headquarters	Telephone: (714) 545-0100
	ICN Plaza	FAX: (714) 641-7215
	3300 Hyland Avenue	Telex: 67-0413
Costa Mesa, California 92626

Contact:
Jeff Misakian, Investor Relations
714-545-0100 x3309

ICN PHARMACEUTICALS PRESENTS STRATEGIC PLAN AT
BEAR STEARNS HEALTHCARE CONFERENCE

— Company Sets Long-Term Targets —

— Expects to Reduce Costs by $150-$200 Million Over Five Years —

     COSTA MESA, CA, September 8, 2003 – ICN Pharmaceuticals, Inc. (NYSE: ICN) today announced that ICN’s senior management presented an overview of the company’s Strategic Plan (the Plan) at the Bear Stearns Sixteenth Annual Healthcare Conference in New York.

     The Plan is the latest detailed development of the company’s new strategic direction first presented to investors in late 2002. It is a multi-dimensional effort designed to build long-term value for investors, and includes the following elements:

•	Selection of nine global brands within three key therapeutic areas that are expected to drive top-line growth;

•	Identification of ten major markets in which the company will focus its greatest resources and attention;

•	Plans to increase revenue through lifecycle management and acquisitions, as well as investment in research and innovation;

•	Steps to drive further efficiencies and significantly reduce costs through global manufacturing and procurement rationalization activities and effective tax planning; and,

•	Five-year targets for performance measurement.

     Robert W. O’Leary, ICN’s chairman and chief executive, commented, “The Plan represents a significant milestone in our efforts to restructure ICN and build a true operating company. Our vision is to be a leading, fully-integrated specialty pharmaceutical company, focused on infectious disease, neurology and dermatology with a robust R&D capability and a world wide capacity to commercialize products.”

     The Plan is expected to build value through the following three overlapping steps.

     Restructure – nearly completed, this first step began with the establishment in 2002 of a new board and management that quickly reduced corporate overhead, set a strategic direction for the company focused on the company’s core specialty pharmaceuticals business, while divesting non-core businesses, and made significant improvements in ICN’s governance. The most recent development in the company’s restructuring efforts was the successful reacquisition of Ribapharm in August 2003.

     Transform – ICN will accelerate steps already begun to transform its business from an entrepreneurial enterprise to a true operating company. The company intends to focus attention on the key markets, therapeutic areas and global products that will drive growth now and in the future, improve operational efficiencies and reduce costs by approximately $150-200 million over the next five years primarily through rationalizing its supply chain and procurement operations, and significantly reduce its tax expense.

     Innovate and Grow – ICN intends to leverage the foundation built through its restructuring and transformation steps to accelerate growth through life cycle management, acquisitions, and investments in the company’s research and development activities to drive innovation.

     ICN believes the Strategic Plan will deliver value through a combination of revenue growth and cost reductions achieved through greater operational efficiencies. To drive its performance, the company has established the following targets, which it expects to achieve by 2008:

	2002 Actual	Five-year Target

Total revenues	$737 million	Approx. $1.5 billion
Cost of goods sold	33.6 percent	20-25 percent
Selling expense	35.2 percent	25-30 percent
General & administrative expenses	27.1 percent	10-12 percent
Research & development expenses	10.6 percent	10-12 percent
Effective tax rate	42.5 percent	28-30 percent
Diluted EPS before non-recurring and unusual items	$0.67 per share	> $1.90 per share

     Timothy C. Tyson, ICN’s President and Chief Operating Officer, commented, “Our priority is to deliver solid performance over the intermediate to long-term, and we are confident our Plan will achieve that. For the remainder of this year and into 2004, we expect to deliver industry level growth in the specialty pharmaceuticals business. Our current product portfolio provides a solid base of business, but significant top-line growth will come from business development and pipeline activities in later years.”

     Bary G. Bailey, ICN’s Chief Financial Officer, noted, “In addition, the improvements we expect to make to operations will take time and investment. Our cost of sales and selling, general and administrative expense ratios will see slight improvement this year and in 2004, with substantial improvements expected in later years. In addition, our reacquisition of Ribapharm will result in the write-off in the 2003 third quarter of up to one-half of the purchase price. The remainder of the purchase price is largely attributed to the remaining royalty stream and will be amortized over the projected life of that stream.”

About ICN

     ICN is an innovative, research-based global specialty pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its research and development focuses on innovative treatments for dermatology, infectious disease, specialty neurology and cancer.

FORWARD-LOOKING STATEMENTS

     This press release contains forward looking statements that involve risks and uncertainties, including, but not limited to, projections of future sales, royalty income, operating income, returns on invested assets, regulatory approval processes, competition from generic products, marketplace acceptance of the company’s products, success of the company’s strategic repositioning initiatives and the ability of management to execute them, cost-cutting measures, and other risks detailed from time to time in ICN’s SEC filings. These statements are based on management’s current expectations and involve risks and uncertainties which include, ICN’s ability to successfully re-integrate Ribapharm into its operations, retain key employees, reduce costs, general economic factors and business and capital market conditions, general industry trends and changes in tax law requirements and government regulation. ICN wishes to caution the reader that these factors, as well as other factors described in ICN’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

     Reconciliation of Impact of Non-recurring Items to 2002 and 2001 Earnings Per Share

	Year Ended

(in millions, except per share data)	Dec. 31, 2002	Dec. 31, 2001

Income from continuing operations	$84.2	$76.6
Excludes:
Non-recurring and other unusual items	241.5	4.0
Gain on sale of subsidiary stock	(261.9)	—
Loss on early extinguishment of debt	25.7	32.9
Minority interest	(0.6)	—
Tax effect on the non-recurring charges and gain	(0.8)	(13.3)

Net income before non-recurring items, operating loss on discontinued businesses, net of tax and impairment on discontinued operations	$88.1	$100.2

Diluted EPS before non-recurring items, operating loss on discontinued businesses, net of tax and impairment on discontinued operations	$1.05	$1.21
Diluted EPS of operating loss on discontinued businesses, net of tax	(0.38)	(0.15)

Diluted EPS before non-recurring items and impairment on discontinued operations	$0.67	$1.06

Shares used in per share calculation	83,988	83,166

     The Company believes that excluding the non-recurring items from income from continuing operations for the year ended December 31, 2002 and 2001, provides a more meaningful basis for comparing results.